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                                  Exhibit 99.1

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FOR IMMEDIATE RELEASE   Contact: Donald H. Stevens          Eugene A. Lang, Jr.
                                 Barrett Resources Corp.    Plains Petroleum Co.
                                 (303) 297-3900             (303) 969-9325



                     BARRETT RESOURCES AND PLAINS PETROLEUM
                              SIGN MERGER AGREEMENT


Denver, Colo., May 3, 1995 -- Barrett Resources Corporation (NYSE: BRR) ("Barrett") and Plains Petroleum Company (NYSE: PLP) ("Plains") today announced the execution of a definitive merger agreement pursuant to which Plains will be merged into Barrett. The terms of the merger agreement provide that each outstanding share of Plains common stock will be exchanged for 1.3 shares of Barrett common stock.

The merger will take the form of a tax-free exchange and will be accounted for as a pooling of interests. The merger has been approved by the Boards of Directors of both companies and is subject to approval by their respective stockholders as well as other customary conditions and approvals. At the conclusion of the merger, Barrett will expand its Board of Directors to include four members of Plains' Board.

William J. Barrett will remain as chairman and chief executive officer of Barrett. William F. Wallace, president and chief operating officer of Plains, will become vice-chairman. Paul M. Rady, Barrett's president and chief operating officer, will continue in those positions.

"I believe that this strategic combination will enhance value for both Plains and Barrett stockholders," said Bill Barrett. "The combined company will have a solid foundation of stable gas production in the Mid-continent and Rocky Mountains areas, with excellent upside potential in the Piceance, Wind River, Arkoma, and Gulf Coast Basis. The strong financial position and substantial cash flow of our new combined enterprise will allow us to take advantage of a growing inventory of future exploration and development opportunities."

Mr. Barrett also stated, "We are very pleased that Bill Wallace has agreed to serve as vice-chairman. He brings seasoned management experience and we believe he will greatly facilitate the process of combining our companies and exploiting the upside potential of Plains' properties."

James A. Miller, chairman and chief executive officer of Plains, noted, "We have been looking for the right opportunity for our stockholders. Bill Barrett and his team bring a superior exploration track record, which is reflected in the growth prospects for Barrett. This merger will create one of the premier gas-oriented independent exploration companies in the United States.

Plains had previously announced on March 1, 1995, the commencement of a comprehensive process to evaluate the alternatives for the Company in a cash or stock transaction. Miller declined to comment on the number of companies contacted by Plains other than characterizing the process as comprehensive.

Petrie Parkman & Co. served as financial adviser to Barrett, while Plains was advised by Goldman, Sachs & Co. and Batchelder & Partners.

Barrett's production during the three months ended March 31, 1995 was 4.3 BCF of gas and 25,000 barrels of oil. Plains' corresponding figures were 7.4 BCF of gas and 405,000 barrels of oil.

Barrett is a Denver-based independent natural gas and oil exploration and production company that is also involved in gas gathering, marketing, and trading activities.

Plains produces, develops, and explores for oil and gas in the Mid-continent, Permian Basin, Gulf Coast, and Rocky Mountain regions of the United States. The company is also Denver-based.